Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of OpenWorld, Inc. (f/k/a VerifyMe, Inc.) of our report dated April 10, 2026, relating to the consolidated financial statements of Open World Ltd. appearing in the Amended Current Report on Form 8-K/A of OpenWorld Inc., filed on October 13, 2026.

/s/ RSM Cayman Ltd.

Grand Cayman, Cayman Islands

October 13, 2026